Final

AWARD NOTICE
AND
RESTRICTED STOCK UNIT AGREEMENT

HILTON 2017 OMNIBUS INCENTIVE PLAN

The Participant has been granted Restricted Stock Units with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement (including the appendices attached thereto) to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Restricted Stock Unit Agreement and the Plan.

Participant Name	Number of Restricted Stock Units Granted	Vesting Schedule	Date of Grant
Participant_Name	Number_of_Shares RSUs	50% vests on March 3 of 2019 and 2020	Grant_Date

Vesting Schedule:

Vesting of the RSUs as specified in the chart above is subject to the Participant’s continued employment with a member of the Company Group through and including each applicable vesting date (unless otherwise provided for in Section 3(b) or Section 3(c) of the Agreement); provided that if the number of RSUs is not evenly divisible by two (2), then no fractional Shares will vest and the installments will be as equal as possible with the smaller installment(s) vesting first.

RESTRICTED STOCK UNIT AGREEMENT

HILTON 2017 OMNIBUS INCENTIVE PLAN

This Restricted Stock Unit Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant.” Capitalized terms have the meaning set forth in Section 20, or, if not otherwise defined herein, in the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”).

1.	Grant of RSUs; Dividends; RSU Account.
(a)    The Company hereby grants, on the Date of Grant, the RSUs to the Participant, each of which represents the right to receive one Share upon vesting of such RSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The RSUs will vest in accordance with the schedule set forth on the Award Notice.
(b)    Each RSU will accrue dividend equivalent payments in accordance with Section 9(d)(ii) of the Plan and any such accrued dividend equivalent payments will be paid at the same time the underlying RSUs are settled, and in no event on any date prior thereto. If the underlying RSUs are forfeited, the Participant will have no right to any such dividend equivalent payments.
(c)    The Company will establish and maintain an account (the “Unit Account”) on the books of the Company to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account will be that of a general, unsecured creditor of the Company. Upon the issuance of the Shares to the Participant as provided for in Section 2 below, the corresponding number of Shares credited to the Participant’s Unit Account will be eliminated.
(d)    Notwithstanding anything herein to the contrary, the Participant must accept this Agreement within ninety (90) days following the Date of Grant, and, if the Agreement has not been accepted within such ninety (90) day period, the RSUs will be forfeited on the ninetieth (90th) day following the Date of Grant.
2.    Issuance of Shares in Settlement of RSUs. The Company will issue to the Participant one Share for each RSU which becomes vested in accordance with the terms of this Agreement, as soon as reasonably practicable following the applicable vesting date (and in any event within 2.5 months of the applicable vesting date), and such vested RSU will be cancelled upon such delivery. The Participant will not have any of the rights or privileges of a stockholder of the Company in respect of the Shares subject to RSUs until the Shares have been issued to the Participant in accordance with Section 2. The Company has no obligation to issue Shares if any issuance would not comply with all relevant provisions of applicable law and the requirements of any stock exchange on which the Shares are listed for trading.

3.
Termination of Employment. Subject to Section 3(b) or Section 3(c) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested RSUs will be forfeited and all of the Participant’s rights under this Agreement will cease as of the effective date of Termination (the “Termination Date”).

(a)    Any unvested RSUs will fully vest as of the Termination Date and will be settled in accordance with Section 2 if the Participant’s employment with the Company Group is terminated:
(i)    by the Company Group due to or during the Participant’s Disability or due to the Participant’s death; or
(ii)    by the Company Group without Cause within the period commencing on the date of a Change in Control and ending on the date that is 12 months thereafter.
(b)    In the event the Participant’s employment with the Company Group terminates as a result of the Participant’s Retirement after the date that is six months after the Date of Grant, all unvested RSUs will remain outstanding and will continue to vest, following the Termination Date, in accordance with the schedule set forth in the Award Notice and, once vested, will be settled in accordance with Section 2, so long as no Restrictive Covenant Violation occurs (as determined by the Committee or its designee in its sole discretion prior to the applicable vesting date). The Committee or its designee may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred. Notwithstanding the foregoing, if the Participant’s Retirement occurs on a date within the period commencing on the date of a Change in Control and ending on the date that is 12 months thereafter, any unvested RSUs will become fully and immediately vested as of the date of such Retirement and will be settled in accordance with Section 2 (i.e., in the same manner as set forth under Section 3(b)(ii)).
(c)    The Participant’s rights with respect to the RSUs will not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of a member of the Company Group. Whether (and the circumstances under which) the Participant’s employment has terminated and the determination of the Termination Date for purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the RSUs). Neither the Plan nor this Agreement nor the Participant’s receipt of the RSUs hereunder imposes any obligation on any member of the Company Group to continue the employment or engagement of the Participant.
4.    Repayment of Proceeds; Clawback Policy. The RSUs, any dividend equivalent payments, and all Shares received in respect of the RSUs and all proceeds related to the RSUs are subject to the clawback and repayment terms set forth in Sections 15(v) and 15(w) of the Plan and the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or Officer. In addition, if any member of the Company Group terminates the Participant’s employment for Cause or discovers after Termination that grounds existed for a Termination for Cause at the time thereof, then the Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay the Company, within 10 business days of the Company’s request, the aggregate after-tax proceeds the Participant received in respect of the RSUs and any Shares issued in respect thereof.
5.     Tax Withholding. In connection with settlement of any RSUs under Section 2, the Company will withhold a number of Shares in the amount necessary to satisfy applicable U.S. and non-U.S. Federal, state or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 15(d) of the Plan (or, if the Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by the Participant and the Company. If any Withholding Taxes become due prior to the settlement of any RSUs, the Committee may accelerate the vesting of a number of RSUs equal in value to the Withholding Taxes, the Shares to be issued in settlement of such accelerated RSUs will be withheld by the Company, and the number of RSUs so accelerated will reduce the number of RSUs which would otherwise become vested on the next applicable vesting date. The number of RSUs or Shares equal to the Withholding Taxes will be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and will be rounded up to the nearest whole RSU or Share.
6.    Adjustments Upon Change in Capitalization. The RSUs, the Participant’s Unit Account, any dividend equivalent payments, and/or the Shares, are subject to adjustment in accordance with Section 13 of the Plan.
7.    Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group. The Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group.
8.    Restrictions on Transfer. The Participant may not assign, sell or otherwise transfer the RSUs or the Participant’s right to receive Shares other than in accordance with Section 15(b) of the Plan.
9.    RSUs Subject to the Plan. The RSUs granted hereunder are subject to the Plan and the terms of the Plan are hereby incorporated into this Agreement. By accepting the RSUs, the Participant acknowledges that the Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision of the Agreement and a term or provision of the Plan, the terms of the Plan will govern and prevail.
10.    Governing Law; Venue; Language. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, will be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern. The Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement.
11.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past; (c) all determinations with respect to future grants of Restricted Stock Units, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary and not a condition of employment, and the Participant may decline to accept the RSUs without adverse consequences to the Participant’s continued employment relationship with the Company Group; (e) the value of the RSUs is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the RSUs will not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

12.	Section 409A of the Code
(a)    This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.
(b)    Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and is subject to U.S. federal income tax, no payments in respect of any RSU that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) will be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company will not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder will be deemed to be a separate payment for the purposes of Section 409A of the Code.
13.    Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company.
14.    Imposition of Other Requirements. The Company may (a) impose other requirements, policies or procedures relating to the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan to the extent the Company determines it is necessary or advisable for legal or administrative purposes and (b) require the Participant to sign any additional agreements that may be necessary to accomplish the foregoing.
15.    No Advice Regarding Grant. Notwithstanding anything herein to the contrary, the Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
16.    Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement to the contrary, if the Participant resides and/or works outside the United States, the RSUs and the Shares will be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix B and to any Country-Specific Terms and Conditions for the Participant's country attached hereto as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
17.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
18.    Waiver. The Participant acknowledges that a waiver by the Company of any breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.
19.    Data Privacy Acknowledgement.
(a)    General. The Participant hereby explicitly and unambiguously acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, e-mail address, and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s participation in the Plan (“Personal Data”).
(b)    Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to Fidelity Stock Plan Services or any other third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
(c)    Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
20.    Definitions. The following terms will have the following meanings for purposes of this Agreement:
(a)    “Agreement” means this Restricted Stock Unit Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, and the appendices for non-U.S. Participants attached hereto as Appendix B and Appendix C.
(b)     “Award Notice” means the notice to the Participant.
(c)    “Date of Grant” means the “Date of Grant” listed in the Award Notice.
(d)    “Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act.
(e)    “Restrictive Covenant Violation” means the Participant’s breach of the Restrictive Covenants listed on Appendix A or any other covenant regarding confidentiality, competitive activity, solicitation of the Company Group’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
(f)    “Retirement” means a termination of the Participant’s employment with the Company Group for any reason, whether by the Participant or by the Company Group, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s continuous employment with the Company Group is at least 10; provided, however, that a termination of the Participant’s employment (w) by the Company Group for Cause, (x) by the Company Group, or the Participant, in either case, while grounds for Cause exist, (y) due to the Participant’s death, or (z) due to or during the Participant’s Disability, in each case, will not constitute a Retirement for the purposes of this Agreement, regardless of whether such termination occurs following the date on which the age and service requirements set forth in clauses (i) and (ii) have been satisfied.
(g)     “RSUs” means that number of Restricted Stock Units listed in the Award Notice as “Restricted Stock Units Granted,” subject to adjustment in accordance with Section 6 of the Agreement.
(h)    “Shares” means a number of shares of Common Stock equal to the number of RSUs.

[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Christopher J. Nassetta
Christopher J. Nassetta
President and Chief Executive Officer

By:	/s/ Matthew Schuyler
Matthew Schuyler
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed
as of the date first written above:

Participant ES
______________________________
Participant Signature

APPENDIX A
Restrictive Covenants

1.	Non-Competition; Non-Solicitation.
(a)    The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
(i)    While the Participant is employed by the Company Group (the “Employment Term”) and for a period that ends on the later to occur of (A) the first anniversary of the Termination Date or (B) the last day on which any portion of the RSUs granted under this Agreement are eligible to vest if the Participant ceases to be employed by the Company Group as a result of the Participant’s Retirement (such period, the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Restricted Group (as defined below) in the Business (as defined below), the business of any then current or prospective client or customer with whom the Participant (or the Participant’s direct reports) had personal contact or dealings on behalf of any member of the Company Group during the one-year period preceding the Termination Date.
(ii)    During the Restricted Period, Participant will not, directly or indirectly:
(A)    engage in the Business providing services in the nature of the services the Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor (as defined below);
(B)    enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;
(C)    acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)    intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)    Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)    During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)     solicit or encourage any executive-level employee of the Restricted Group, with whom the Participant has had material business contact during the Employment Term or, if no longer an employee, in the one year period prior to the Termination Date to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or
(B)    hire any executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business, (1) who (x) was employed by the Restricted Group as of the Termination Date or (y) left the employment of the Restricted Group within one year after the Termination Date, and (2) with whom Participant had material business contact in the one year period prior to the Termination Date.
(v)    For purposes of this Agreement:
(A)    “Restricted Group” means, collectively, the Company and the other members of the Company Group and, to the extent engaged in the Business, its affiliates; provided, however, that for the purposes of this definition, an affiliate does not include any portfolio company of The Blackstone Group L.P. or its affiliates (other than the Company and its Subsidiaries).
(B)    “Business” means the business of owning, operating, managing and/or franchising hotel and lodging properties.
(C)    “Competitor” means (x) during the Employment Term and, for a period of six months following the Termination Date, any Person engaged in the Business and (y) during the remaining portion of the Restricted Period, any Person engaged in the Business, including Accor Company, AirBnB Inc., Best Western Company, Carlson Hospitality Company, Choice Hotels International, G6 Hospitality, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group, LQ Management LLC, Marriott International, Wyndham Worldwide Corporation, and Wynn Ltd.
(b)    It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if the Participant’s principal place of employment on the Date of Grant is located in Virginia or any other or any other jurisdiction where such provision is disregarded, then this Section 1(b) of this Appendix A will not apply following the Termination Date to the extent any such provision is prohibited by applicable Virginia law.
(c)    The period of time during which the provisions of this Section 1 will be in effect will be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)    Notwithstanding the foregoing, if the Participant’s principal place of employment on the Date of Grant is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 will not apply following the Termination Date to the extent any such provision is prohibited by applicable law.

2.	Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.
(a)    Confidentiality.
(i)    The Participant will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties during the Employment Term and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of any member of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or its designee.
(ii)    “Confidential Information” does not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) the Participant is required to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)    Upon termination of the Participant’s employment with the Company Group for any reason, the Participant agrees to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
(b)    Non-Disparagement. During the Employment Term and at all times thereafter (including following the Termination Date), the Participant will not intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of any member of the Company Group or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by any member of the Company Group; provided, however, that nothing contained in this Section 2(b) precludes the Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.
(c)    Intellectual Property.
(i)    If the Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the commencement of the Employment Term, that are relevant to or implicated by such employment (“Prior Works”), the Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
(ii)    If the Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Employment Term and within the scope of such employment and with the use of any Company Group resources (“Company Works”), the Participant agrees to promptly and fully disclose such Company Works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)    The Participant agrees to take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and on the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iv)    The Participant agrees not to improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Participant agrees to comply with all relevant policies and guidelines of the Company Group that are, from time to time, previously disclosed to the Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. The Participant acknowledges that any member of the Company Group may amend any such policies and guidelines from time to time, and that the Participant remains at all times bound by their most current version from time to time previously disclosed to the Participant.
(d)    Protected Rights. Nothing contained in this Agreement limits (i) the Participant’s ability to disclose any information to governmental agencies or commissions as may be required by law, or (ii) the Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) the Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the trade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any other member of the Company Group’s attorney-client privilege or attorney work product or the Company’s or any other member of the Company Group’s trade secrets without the prior written consent of the Company.
The provisions of Section 2 hereof will survive the termination of the Participant’s employment for any reason.
APPENDIX B

HILTON 2017 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(2017 GRANT)

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein will have the meaning given to such terms in the Plan and the Restricted Stock Unit Agreement. For the avoidance of doubt, all provisions of the Agreement apply to Non-U.S. Participants except to the extent modified by this Appendix B or Appendix C.
1.Responsibility for Taxes. This provision supplements Section 5 of the Restricted Stock Unit Agreement:
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer;
(ii)withholding from any cash payment made in settlement of the RSUs or dividend equivalents;
(iii)withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
(iv)withholding in Shares;
provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares or to make any cash payment upon settlement of the RSUs if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e) Notwithstanding anything to the contrary in the Plan or in Section 5 of the Restricted Stock Unit Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company will have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.
2.Nature of Grant. This provision supplements Sections 3 and 11 of the Restricted Stock Unit Agreement:
In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(a)the RSU grant and the Participant’s participation in the Plan does not create a right to employment or be interpreted as forming an employment or services contract with the Company;
(b)the RSUs and the Shares subject to the RSUs, and the income from and value of same are not intended to replace any pension rights or compensation;
(c)unless otherwise agreed with the Company, the RSUs and the Shares and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an affiliate.
(d)for purposes of the RSUs, the Termination Date will be the date the Participant is no longer actively providing services to a member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(e)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(f)neither the Company nor any other member of the Company Group will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
3.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
4.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country.  The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult the Participant’s personal legal advisor for any details.
5.Termination of Employment. This provision supplements Section 3(c) of the Restricted Stock Unit Agreement:

Notwithstanding any provision of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the RSUs when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of Section 3(c) regarding the treatment of the RSUs when the Participant terminates employment as a result of the Participant’s Retirement will not be applicable to the Participant and the remaining provisions of Section 3 will govern.

6.Compliance with Law. Notwithstanding any provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

APPENDIX C

HILTON 2017 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(2017 GRANT)

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein have the meaning given to such terms in the Plan, the Restricted Stock Unit Agreement and the Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

This Appendix C includes additional terms and conditions that govern the RSUs if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the RSUs, the information contained herein may not be applicable to the Participant in the same manner.

GENERAL

Terms and Conditions

Settlement of RSUs. If, prior to settlement of the RSUs, the Participant transfers employment and/or residence from a country in which RSUs are settled in cash pursuant to the terms and conditions set forth in this Appendix C to a country in which RSUs are settled in Shares, the RSUs shall continue to be settled in cash, unless otherwise determined by the Company, in its discretion. If, prior to settlement of the RSUs, the Participant transfers employment and/or residence from a country in which RSUs are settled in Shares to a country in which RSUs are settled in cash pursuant to the terms and conditions set forth in this Appendix C, the RSUs shall continue to be settled in Shares, unless otherwise determined by the Company, in its discretion.

CHINA

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Restricted Stock Unit Agreement and the Terms and Conditions for Non-U.S. Participants to the contrary, any vested RSUs and dividend equivalents shall be settled by payment in cash or its equivalent of an amount equal in value to the Shares subject to such RSUs and dividend equivalents (using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of settlement). Any references to the issuance of Shares in any documents related to RSUs shall not be applicable. Notwithstanding the foregoing, the Company reserves the right to settle RSUs and/or dividend equivalents in Shares, in its discretion.

Payment of Proceeds. Any cash payment received by the Participant upon settlement of RSUs will be paid to the Participant through local payroll in China. In no event will payments under the Plan be made to the Participant into an account outside of China.

INDIA

Notifications

Exchange Control Information. The Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within a reasonable period of time (i.e., within 90 days of receipt and any cash dividends received in relation to the Shares must be repatriated within 180 days or as prescribed under applicable Indian exchange control laws, as may be amended from time to time). The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts for which the Participant has signing authority in the Participant’s annual tax return. It is the Participant’s responsibility to comply with applicable tax laws in India. The Participant should consult with the Participant’s personal tax advisor to ensure that the Participant is properly reporting the Participant’s foreign assets and bank accounts.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Notifications

Securities Law Information. The grant of RSUs is being made to the Participant in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSUs, unless such sale or offer in Singapore is made (1) after 6 months of the grant of the RSUs to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”), directors, associate directors or shadow directors of a Singapore member of the Company Group are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., RSUs granted under the Plan or Shares) in the Company or any member of the Company Group, (ii) any change in previously-disclosed interests, of (iii) becoming the CEO, a director, associate director or shadow director of a member of the Company Group in Singapore, if the individual holds such an interest at that time.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“RSU Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any RSU Documents and have not approved the RSU Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the RSU Documents, the Participant should consult an authorized financial advisor.

UNITED KINGDOM
Terms and Conditions

Responsibility for Taxes. This provision supplements Section 5 of the Restricted Stock Unit Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants:

Without limitation to Section 5 of the Restricted Stock Unit Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty's Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold on the Participant's behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 5 of the Restricted Stock Unit Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.